Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “General Information” in each Prospectus, and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our reports dated February 26, 2010, in the Registration Statement (Form N-1A No. 811-10325 and No. 333-123257) of the Market Vectors ETF Trust dated May 1, 2010.

/s/ Ernst & Young LLP

New York, New York

April 26, 2010